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                                                                    EXHIBIT 23.8


                         INDEPENDENT AUDITOR'S CONSENT



We consent to incorporation by reference in the registration statement on Form S-3 of PLATINUM technology, inc. of our report dated January 12, 1996, with respect to the balance sheets of ProtoSoft, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flow for the year ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993, which report appears in Form 8-K of PLATINUM technology, inc. dated November 17, 1995, as amended, and to the reference to our firm under the heading "Experts" in the prospectus.


                                                      KPMG PEAT MARWICK LLP

Houston, Texas
October 30, 1996